UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 30, 2010
Date of Report (Date of earliest event reported)

Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

150 N. Radnor Chester Road, Radnor, PA 19087
(Address of principal executive offices)(Zip Code)

(484) 583-1400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On June 30, 2010, Lincoln National Corporation (“we” or the “Company”) announced that it had entered into a Repurchase Letter Agreement with the U.S. Department of the Treasury (the “U.S. Treasury”).  Pursuant to the Repurchase Agreement, the Company completed the repurchase of the 950,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Preferred Stock”) issued to the U.S. Treasury under the Capital Purchase Program of the Troubled Asset Relief Program on July 10, 2009. The Company repurchased the Preferred Stock for an aggregate purchase price of $955,937,500, consisting of (i) $950,000,000 in principal and (ii) $5,937,500 in accrued dividends.

The repurchase of the Series B preferred stock will result in a charge to income available to common shareholders of approximately $131 million as of June 30, 2010 on a pro forma basis, representing the accretion of the discount on the Series B preferred stock at liquidation.

Under the terms of the Repurchase Agreement, the Company has until July 15, 2010 to deliver a notice to the U.S. Treasury if it intends to repurchase the warrant to purchase 13,049,451 shares of its common stock at an exercise price of $10.92 per share (the “Warrant”).  The Company previously announced that it does not intend to repurchase the Warrant.

A copy of the Repurchase Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On June 30, 2010, we issued a press release announcing the foregoing transaction.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.                            Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Repurchase Letter Agreement, dated as of June 30, 2010, between Lincoln National Corporation and the U.S. Department of the Treasury
99.1	Press Release of LNC dated June 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION

By           /s/ Douglas N. Miller
Name:     Douglas N. Miller
Title:       Vice President and
Chief Accounting Officer

Date:  June 30, 2010

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Repurchase Letter Agreement, dated as of June 30, 2010, between Lincoln National Corporation and the U.S. Department of the Treasury
99.1	Press Release of LNC dated June 30, 2010